Exhibit 10.15

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE IDENTIFIED BY THREE ASTERISKS AND ENCLOSED BY BRACKETS. THE CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”), made and entered into as of June 11, 2007 (the “Effective Date”), is by and between KCI International VOF GP, a Cayman partnership (“KCI”), and NovaBay Pharmaceuticals, Inc., a California corporation located at 5980 Horton Street, Suite 550, Emeryville, California 94608 (“NovaBay”), KCI and NovaBay being referred to individually by name or as a “Party” or together the “Parties”.

WHEREAS, NovaBay is the sole owner of U.S. Patent number 6,426,066, entitled “Use of physiologically balanced, ionized, acidic solution in wound healing” (the “‘066 Patent”) and other Intellectual Property Rights related to the Products for use in the Field; and

WHEREAS, NovaBay wishes to grant an exclusive license to KCI under the NovaBay Intellectual Property Rights in order to develop and commercialize Products for use in the Field on a world-wide basis, and KCI wishes to accept such grant, all on the terms and conditions set forth herein below;

NOW THEREFORE, in consideration of the premises and of the faithful performance of the covenants herein contained, the Parties hereto agree as follows:

1.    DEFINITIONS

Definitions of capitalized terms used in this Agreement shall have the following meanings when used in the Agreement:

1.1    “Affiliate” shall mean with respect to either Party, any entity controlling, controlled by or under common control with such Party, for so long as such control exists. For purposes of this Section 1.1 only, “control” shall mean (1) direct or indirect ownership of fifty percent (50%) or more (or, if less than fifty percent (50%), the maximum ownership interest permitted by applicable Law) of the stock or shares having the right to vote for the election of directors of such corporate entity or (2) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.2    “Control” shall mean, with respect to a particular Technology or Patent, possession by the Party granting the applicable right, license or sublicense to the other Party as provided herein of the power and authority, whether arising by ownership, license, or other authorization, to disclose and deliver the particular Technology to the other Party, and to grant and authorize under such Technology or Patent the right, license or sublicense, as applicable, of the scope granted to such other Party in this Agreement without giving rise to a violation of the terms of any written agreement with any third party. “Controlled” and “Controlling” shall have their correlative meanings.

1.3    “Cover” shall mean, with respect to any subject matter, the manufacture, use, sale, offering for sale, importation, exportation or other exploitation of such subject matter would infringe a claim of a Patent at the time thereof. For clarity with respect to a claim within a patent application, “Cover” includes infringing a claim in such patent application as if it was issued as prosecuted in good faith. “Covered” or “Covering” shall have their correlative meanings.

1.4    “Field” shall mean, with respect to Products, all commercial uses of the Products for wound care, wound healing, wound cleaning, wound debridement, wound disinfection, wound inflammation, wound exudate management, wound granulation, wound re-epithelialization and any other form of wound treatment or wound management including use in surgical wounds and associated disinfection as well as any other treatments that may be adapted to be assisted by reduced pressure, all in humans, but shall exclude for all purposes any products or uses intended for the eye, ear or nose (including the prevention or treatment of any infection thereof).

1.5    “Intellectual Property Right(s)” shall mean all rights in, to, or under any intellectual property including, without limitation, Patents, copyrights, trade secrets, proprietary information, and proprietary know-how.

1.6    “Law” shall mean, individually and collectively, any and all laws, ordinances, orders, rules, rulings, directives and regulations of any kind whatsoever of any governmental or regulatory authority within the applicable jurisdiction.

1.7    “Licensed Patents” shall mean the ‘066 Patent and all other Patents Controlled by NovaBay as of the Effective Date or during the term of this Agreement that claim (specifically or generically) subject matter the practice of which is reasonably necessary for or beneficial to the development, manufacture, use, sale or other commercialization of any Product in the Field.

1.8    “Licensed Technology” shall mean all Technology Controlled by NovaBay as of the Effective Date or during the term of this Agreement that is reasonably necessary for or beneficial to the development, manufacture, use, sale or other commercialization of any Product in the Field.

1.9    “Net Revenues” shall mean, without duplication, all gross revenue received from third parties by KCI or any of its Affiliates or sublicensees (the “Selling Party”) for sale or other commercialization of Products that are Covered by a Valid Claim in the jurisdiction in which such commercialization occurs, to the extent attributable, less all reasonably related expenses or other accruals for such Products: (1) amounts paid to NovaBay (or its designee) by KCI for finished Products or raw materials for such Products, in each case purchased under any supply agreement between the Parties; (2) royalties or the like paid by the Selling Party to third parties with respect to Patents Covering such Products; (3) discounts, rebates and deductions, or any other consideration accrued to third parties (including group purchasing organizations) with respect to such Products based on volumes and/or revenues commercialized, or any other similar deductions or the like allowed (whether in cash or trade) to wholesalers or distributors or to other customers for quantity purchases, prompt payments or other special conditions; (4) credits, write-offs, collection fees, allowances or refunds, not exceeding the original invoice amount, for claims, returns, collections or bad debts, and any other allowances actually given for returned or deficient Products; (5) transportation expenses, including any and all carriage or insurance charges, packaging, freight, and costs of delivery borne by the Selling Party and not reimbursed by any third party; and (6) sales and use taxes and other fees or taxes imposed by any government or governmental agency, including, but not limited to any import, export or customs duties, in each case to the extent included in the invoiced price and not reimbursed by any third party and actually taken or otherwise incurred by Selling Party for such Products.

Notwithstanding the foregoing, to the extent that sale or other commercialization of Products occurs in a jurisdiction where such Products are not Covered by a Valid Claim but where such Products would be Covered by a Valid Claim in the United States, Net Revenues will include 50% of gross revenue received from third parties by each Selling Party of such Products in such jurisdiction, less 50% of the expenses and accruals enumerated in (1) – (6) above with respect to such Products.

1.10    “NovaBay Intellectual Property Rights” shall mean all Intellectual Property Rights which NovaBay owns or has the legal right to sublicense to KCI as of the Effective Date or during the term of this Agreement.

1.11    “Patent(s)” shall mean all forms of proprietary rights granted by a government with respect to a design or an invention, including patents and certificates of addition, utility models, and enforceable patent applications, i.e., those under which injunctive relief is available, as well as, any continuation, continuation-in-part, division, extension, renewal, revival, or reissue thereof or substitution therefor.

1.12    “Product(s)” shall mean any product comprising any formulation containing hypochlorous acid as its principal active ingredient including that product known by NovaBay as “NVC-101”.

1.13    “Technology” shall mean any and all information and tangible materials comprising (i) ideas, discoveries, inventions, improvements or trade secrets, (ii) research and development data, such as medicinal chemistry data, preclinical data, pharmacology data, chemistry data (including analytical, product characterization, manufacturing, and stability data), toxicology data, pre-clinical data, analytical and quality control data and stability, (iii) databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, (iv) techniques, methods, formulas, processes, manufacturing information, (iv) research materials, reagents and biological materials. Technology shall exclude any Patent rights with respect thereto.

1.14    “Territory” shall mean world-wide.

1.15    “Valid Claim” shall mean a claim of any issued, unexpired patent within the Licensed Patents which has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other government agency of competent jurisdiction.

1.16    Additional Definitions. Each of the following definitions shall have the meanings defined in the corresponding sections of this Agreement indicated below:

Definitions	Section	Definitions	Section

Accounting Period	3.5	Confidential Information	8.1

Agreement	Preamble

Developed Property	6.1	KCI Property	6.2

$ or Dollars	4.3	NovaBay	Preamble

Effective Date	Preamble	NovaBay Indemnitee	9.2

Indemnitee	9.3	NovaBay Marks	2.5

Invalidity Action	7.5	NovaBay Property	6.2

JAMS	12.7	‘066 Patent	Preamble

Joint Property	6.2	Parties	Preamble

KCI	Preamble	Party	Preamble

KCI Indemnitee	9.1

1.17    Interpretation. Unless specified to the contrary, references to Sections or Exhibits mean the particular Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “day” or “year” means a calendar day or year unless otherwise specified; (iii) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (iv) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (v) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (vi) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (vii) words of any gender include the other gender; (viii) words using the singular or plural number also include the plural or singular number, respectively; and (ix) references to any specific Law or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement thereof.

2.    LICENSE AND SERVICES

2.1    License Grant.

(a) Subject to the terms and conditions of this Agreement, NovaBay hereby grants to KCI a royalty-bearing, exclusive license under: (i) the Licensed Patents and (ii) Licensed Technology in both cases (i) and (ii) to make, have made, use, sell, offer to sell, import, and otherwise distribute and dispose of Products in each case solely in the Field throughout the Territory. KCI shall have the right to exercise the foregoing license through its Affiliates and KCI shall remain responsible for the compliance of such Affiliate with the applicable terms of this Agreement.

(b) The licenses granted under Section 2.1(a) include the right to sublicense for specific markets within the scope thereof to third parties.

(i)    KCI shall promptly notify NovaBay of the grant of each sublicense and the name of each sublicensee.

(ii)    KCI shall be responsible for the failure by its sublicensees to comply with, and KCI guarantees the compliance by each of its Sublicensees with, all relevant restrictions, limitations and obligations in this Agreement.

(c) For clarity, it is understood that, notwithstanding the foregoing, the licenses granted under Section 2.1(a) shall not extend to any active ingredient included within a Product other than hypochlorous acid.

2.2    No Other Rights. Each Party acknowledges that the rights and licenses granted under Section 2.1 and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to Technology, Patents or other Intellectual Property Rights that are not specifically granted herein are reserved to the owner thereof.

2.3    Services. NovaBay shall provide consulting services to KCI for the purposes of supporting KCI’s development and commercialization of Products hereunder at KCI’s reasonable request and expense (wherein such expense is approved in advance by KCI in writing) and on a time and materials basis at a rate of [***] for NovaBay employees and at the contracted rate for third party contractors approved by KCI. Such consulting services shall be provided by NovaBay employees that are reasonably acceptable to KCI; however, NovaBay shall have the right to determine the specific personnel to perform such consulting. KCI shall have sole discretion for all decisions regarding any clinical or comparative studies to be undertaken with respect to any Product, but shall share the protocol with NovaBay representatives at least 30 days prior to commencing any such study for NovaBay’s review and comment. NovaBay shall provide KCI with any input, comments, and feedback regarding such protocol within 10 business days from the date such protocol is disclosed to NovaBay. Without limiting KCI’s right in the previous sentence, it shall consider NovaBay’s comments to any such protocol in good faith.

2.4    Patent Marking. KCI shall mark (or cause to be marked) all Products commercialized hereunder with appropriate Licensed Patent numbers or indicia to the extent permitted by applicable Law, in those countries in which such notices impact recoveries of damages or remedies available with respect to infringements of Patents.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

2.5    NovaBay Logo. KCI hereby agrees to the extent allowable under applicable Law to include NovaBay’s trade name and logo (collectively, the “NovaBay Marks”) on all labels of and package inserts and marketing materials for Product(s) sold by or under authority of KCI. All decisions regarding the size, location, and placement of the NovaBay Marks shall be at the discretion of KCI, provided that such inclusion of the NovaBay Marks shall be consistent with industry practices for similarly situated third party logos and any reasonable guidelines provided by NovaBay. Accordingly, NovaBay hereby grants to KCI a non-exclusive, royalty-free license to use the NovaBay Marks solely in connection with the marketing, promotion and sale of the Product(s) in the Field hereunder. If NovaBay objects to the method of inclusion of the NovaBay Marks or the quality of any Products marketed therewith, NovaBay may require KCI to cease all use of such NovaBay Marks within a commercially reasonable amount of time following NovaBay’s delivery to KCI of written notice if the Parties cannot reasonably agree on a mutually agreeable resolution of such objection. All ownership and goodwill arising out of the use of the NovaBay Marks shall vest in and inure solely to the benefit of NovaBay. Notwithstanding anything herein to the contrary, upon NovaBay’s written request, KCI, its Affiliates and sublicensees agree to cease the use of the NovaBay Marks; provided (i) that KCI, its Affiliates and sublicensees may continue to use any labels, package inserts and marketing materials in existence as of the receipt of such notice and (ii) in such case KCI’s obligation to include the NovaBay Marks on labels, package inserts and marketing materials for Product(s) shall terminate. NovaBay shall promptly inform KCI of any change of control of NovaBay or the NovaBay Marks. In the event that KCI reasonably determines that an acquirer or party otherwise obtaining control of NovaBay or the NovaBay Marks is a direct competitor of KCI, KCI shall promptly notify NovaBay thereof and KCI’s obligation to include the NovaBay Marks on labels, package inserts and marketing materials for Product(s) shall terminate.

3.    REMUNERATION

In consideration of the licenses granted herein and the disclosures made hereunder, KCI shall pay the following amounts to NovaBay:

3.1    Technology Access Fee. KCI shall pay NovaBay Two Hundred Thousand U.S. Dollars (U.S. $200,000) as a non-refundable, non-creditable technology access fee within three (3) business days of the Effective Date pursuant to wiring instructions provided by NovaBay to KCI by the Effective Date.

3.2    Milestone Payments. KCI shall pay NovaBay the following amounts upon the achievement of the indicated milestones:

[***]

The payments associated with the milestone events set forth in this Section 3.2 shall each be due and payable to NovaBay within thirty (30) days of the achievement of the corresponding event. KCI agrees to promptly notify NovaBay of its achievement of each such event. For clarity, each such payment shall be non-refundable and non-creditable.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

3.3    Cost Reimbursement – In addition to the milestone payment set forth in Section 3.2(1) within thirty (30) days of the first commercial sale of any Product, KCI shall reimburse NovaBay for its direct costs incurred after the Effective Date of the Agreement with respect to scale-up and package development efforts (that are previously approved in writing by KCI, such approval not to be unreasonably withheld) for the Products, provided that KCI shall in no event be required to reimburse NovaBay for any amount in excess of $100,000 and in no event shall NovaBay be obligated to incur costs with respect thereto in excess of $100,000 except with regard to consulting services provided by NovaBay and reimbursed by KCI pursuant to Section 2.3.

3.4    Royalties.

(a) KCI shall pay NovaBay royalties in an amount equal to [***].

(b) KCI’s obligation to pay royalties under this Section 3.4 shall expire (i) in the United States on a Product-by-Product basis upon the expiration of the last to expire Patent within the Licensed Patents Covering such Product in the United States and (ii) in all other countries within the Territory on a Product-by-Product and country-by-country basis upon the later of (A) the expiration of the last to expire Patent within the Licensed Patents Covering such Product in such country and (B) if such Product would have been Covered by Patents within the Licensed Patents in United States had the manufacture, use, sale, offer for sale or importation thereof occurred in the United States, then upon the expiration of the last to expire Patent within the Licensed Patents so Covering such Product in the United States.

(c) If KCI or its Affiliate or sublicensee sells a Product to a third party to whom it also provides other products or services, KCI or such Affiliate or sublicensee (as applicable) shall not price, discount or otherwise offer (including bundling) the Product in any way that benefits such other products or services at the expense of such Product. In all events, KCI and its Affiliates and sublicensees shall price and offer Products sold by it hereunder in a manner consistent with standard practices in the medical industry.

3.5    Payment Date. Royalty payments due under Section 3.4, if any, are payable sixty (60) days after the end of each six month period ending on June 30 and December 31 of each year (an “Accounting Period”).

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

4. REPORTS AND PAYMENTS

4.1    Recordkeeping. KCI shall, and shall obligate its Affiliates and sublicensees to, keep full and accurate records of KCI’s, its Affiliates’ and any sublicensee’s sales of Products, in sufficient detail to enable NovaBay to determine any amounts payable to NovaBay under this Agreement. Such records shall be kept for three (3) years following the end of the Accounting Period to which each shall pertain at KCI’s or its Affiliates’ principal place of business, and shall be open for inspection at reasonable times during normal business hours (and upon at least thirty (30) days’ prior written notice) no more than one time per calendar year by an independent audit firm selected by NovaBay and for the purpose of verifying the accuracy of any payment report required under this Agreement or any amount payable hereunder. NovaBay shall bear all costs associated with such inspections; provided that if the inspection shows an underpayment of amounts payable hereunder of more than five percent (5%) of the amount due for the applicable Accounting Period, then KCI shall promptly reimburse NovaBay for all reasonable costs incurred in connection with such inspection. KCI shall promptly pay to NovaBay the amount of any underpayment of royalties revealed by an inspection. Any overpayment of royalties by KCI revealed by an inspection shall be fully-creditable against future royalty payments under Section 3.4. The opinion of said independent accountants regarding such reports, accountings and payments shall be binding on the parties other than in the case of clear error.

4.2    Reports. Within sixty (60) days after the end of each Accounting Period of each year following the first commercial sale of any Product, KCI shall deliver to NovaBay a true and accurate report, giving such particulars of the business conducted by KCI, its Affiliates and any sublicensees during the preceding two (2) Accounting Periods under this Agreement as are reasonably pertinent to an accounting for any royalty or other payments hereunder, along with the amount of royalties payable for such Accounting Period. If no payments are due, it shall be so reported. Such delivered report shall include the following information: (i) the quantity of each Product sold by KCI, Affiliates and sublicensees; (ii) Net Revenues for each Product (by country); and (iii) total royalties payable to NovaBay including a calculation thereof. In addition within sixty (60) days of the end of the calendar quarters ending March 30 and September 30 of each year, KCI shall provide to NovaBay a written report setting forth the good faith estimate of the royalties accruing under Section 3.4 during such quarter.

4.3    Payment Method. All payments due under this Agreement to NovaBay shall be made by bank wire transfer in immediately available funds to an account designated by NovaBay. All payments hereunder shall be made in the legal currency of the United States of America, and all references to “$” or “Dollars” shall refer to United States dollars. Except for (i) the technology access payment which shall be paid in accordance with Section 3.1, (ii) milestone payments which shall be paid in accordance with Section 3.2 and (iii) royalty payments which shall be paid in accordance with Sections 3.5 and 4.2 and as otherwise provided herein, all payments due to a Party hereunder shall be due and payable within thirty (30) days of an invoice from the other Party. All amounts referenced hereunder are exclusive of any withholding or similar taxes and payments hereunder shall be made without deduction for such taxes. Accordingly, if any withholding or similar tax is due with respect to such a payment, such tax shall be payable by KCI to the applicable taxing authority in addition to the amounts set out under this Agreement and KCI shall furnish to NovaBay appropriate evidence of payment of any tax or other amount required by applicable Law to be deducted from any royalty payment, including any tax or withholding levied by a foreign taxing authority in respect of the payment or accrual of any royalty.

4.4    Currency Conversion. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the arithmetic average of the currency conversion rates during the applicable six (6) month Accounting Period as reported in the “Money Rates” column of The Wall Street Journal (U.S., Eastern Edition). In such case, KCI shall inform NovaBay of such calculation.

5.    DISCLOSURE OF PROPRIETARY INFORMATION

NovaBay shall use all reasonable efforts to fully disclose to KCI the Licensed Technology promptly after the Effective Date; and NovaBay agrees to update such disclosure in good faith on a quarterly basis. NovaBay (or its designee) shall diligently prosecute and maintain the Licensed Patents; provided that if NovaBay (or its designee) elects not to prosecute or maintain any Licensed Patent in the Territory (except where a substitute therefor is promptly filed), NovaBay shall notify KCI at least 60 days prior to the expiration or abandonment of any such Licensed Patent, and, upon the written request of KCI, shall promptly assign to KCI such Licensed Patent and perform such actions and provide such assistance as may be requested by KCI to transfer, obtain, prosecute, maintain, defend, and enforce such Licensed Patent; provided that any such assignment shall be subject to and NovaBay hereby retains a fully-paid up, irrevocable, non-exclusive license to exploit the subject matter of any such assigned Licensed Patent for any and all purposes outside of the Field.

6.    DEVELOPED PROPERTY

6.1    The following provisions apply to any concepts, ideas, intentions, improvements, conceptions, works of authorship, inventions, and any Intellectual Property Rights related to any of the foregoing, which are authored, conceived, created, discovered, or developed by the Parties in the course of performing its activities under this Agreement during the term of the Agreement (the “Developed Property”).

6.2    Joint Developments. The Parties shall jointly own all Developed Property that is authored, conceived, created, discovered, or developed jointly by the Parties (“Joint Property”), except that (i) NovaBay will solely own any such Developed Property respecting the composition of matter or production of any formulation containing hypochlorous acid (“NovaBay Property”) and (ii) KCI will solely own any such Developed Property respecting the use of reduced pressure wound treatments, whether in conjunction with the Licensed Technology or on a stand-alone basis (“KCI Property”). NovaBay Property shall be considered Licensed Technology for purposes of this Agreement and exclusively licensed to KCI pursuant to Section 2.1 of this Agreement. NovaBay’s rights in or to any Joint Property shall be exclusively licensed to KCI pursuant to Section 2.1 of this Agreement. Except as expressly provided in this Agreement, it is understood that neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license, assign or otherwise exploit Joint Property, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the Laws of any jurisdiction to require any such approval or accounting.

7.    PATENT INFRINGEMENT

7.1    Notice. Each Party shall notify the other Party promptly in writing if it becomes aware of any alleged or potential infringement of the Licensed Patents within the scope of this Agreement. Such notice must be in writing and will provide all material information related to such alleged or potential infringement.

7.2    In-Field Infringement. If any Licensed Patent is infringed by a third party in connection with the manufacture, use, sale, offer for sale or import of a Product within the Field, KCI shall have the first right, but not the obligation, to bring suit and to take action against such infringer in its own name, or in the name of NovaBay. NovaBay agrees to be a party to any suit or action KCI determines to initiate. Additionally, NovaBay agrees that NovaBay shall provide any information, assistance, access to documents, witnesses, or things that KCI determines within its sole discretion are needed for any such suit or action. NovaBay shall have enforcement rights in the event KCI elects not to so enforce the Licensed Patents or does not initiate such action within 90 days of NovaBay’s request to do so.

7.3    Ex-Field Infringement. Subject to contractual restrictions on NovaBay in any agreement with any third party existing as of the Effective Date, KCI shall have the right to participate in the defense and enforcement of any Licensed Patent outside the Field if the outcome of such defense or enforcement could materially impact KCI’s commercialization of Products within the Field, as reasonably determined in good faith by the Parties.

7.4    Expenses; Recoveries. Half of all amounts expended by KCI in enforcement or defense of Licensed Patents within the Field in a country shall be offset against royalties with respect to sale of Products in such country; except, however, the offset for legal fees and expenses incurred for such enforcement or defense during any Accounting Period would be capped to only accrue up to 25% of the amount of royalties otherwise accruing during that same period. To the extent offsets are accrued but not applied as a credit, any offsets provided herein may be carried forward to subsequent reporting periods. Any recovery received as a result of any enforcement action to enforce the Licensed Patents shall be used first to reimburse the Parties for the costs and expenses (including attorneys’ and professional fees) incurred in connection with such action (and not previously reimbursed), and the remainder of the recovery shall be shared (to the extent the same represents damages from sales of Products within the Field in the Territory) seventy-five percent (75%) to the Party controlling such action and twenty-five percent (25%) to the other Party. It is understood that any such remainder which is a recovery from such an action, whether controlled by KCI or NovaCal, which do not represent damages from sales of Products within the Field in the Territory, shall inure solely and be paid over to NovaBay.

7.5    Patent Challenge. If KCI intends to challenge the validity or enforceability of any Licensed Patent (any, a “Invalidity Action”), (i) it shall notify NovaBay at least ninety (90) days in advance of bringing any Invalidity Action with respect thereto and provide NovaBay the basis therefor.

8.    CONFIDENTIALITY

8.1    Confidential Information. “Confidential Information” shall mean any and all information of or about a Party considered by that Party to be confidential or proprietary that is disclosed by such Party to the other Party hereunder and, if written, marked as “confidential” or “proprietary,” and if oral, identified as “confidential” or “proprietary” at the time of initial disclosure thereof. Confidential Information which is conveyed orally must be confirmed in writing within twenty (20) days of the oral communication and identified as “confidential” in order to be entitled to the provisions of this Section 8. Any disclosures of study protocols, product evaluations, royalty reports, notices, and product descriptions provided by KCI to NovaBay shall automatically be deemed to be Confidential Information of KCI hereunder, regardless of how or whether they are marked. Similarly any disclosures of specifications or formulations for or methods, compositions or systems for manufacture, packaging or use of any Product provided by NovaBay to KCI shall automatically be deemed to be Confidential Information of NovaBay hereunder, regardless of how or whether they are marked. Notwithstanding the foregoing, information of or about a Party shall not be considered Confidential Information with respect to such Party to the extent that:

(a) such information was lawfully in such other Party’s possession or control prior to the time such information was disclosed to such other Party;

(b) such information was developed by such other Party independently of and without reference to Confidential Information of the disclosing Party;

(c) such information was lawfully obtained by such other Party from a third party under no obligation of confidentiality to the disclosing Party; or

(d) such information is or becomes publicly known otherwise than through a breach by such other Party.

8.2    Confidentiality. As of the Effective Date, solely with respect to disclosures of information that take place subsequent to the Effective Date, the terms of this Agreement supercede and replace the terms of the Amended Evaluation Agreement entered into by and between the Parties as of December 4, 2006. Beginning on the Effective Date and for five (5) years after the expiration or termination of this Agreement, each Party shall maintain Confidential Information provided by the other Party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose other than as permitted under this Agreement. Notwithstanding anything herein to the contrary, neither Party shall disclose any Confidential Information to the other Party that the disclosing Party considers to be a trade secret or requiring confidentiality beyond the confidentiality period set forth herein. The receiving Party shall have the right to disclose Confidential Information received from the other Party to governmental agencies to the extent reasonably required or desirable to secure approval for marketing of Products (provided that the receiving Party shall use reasonable efforts to secure confidential treatment thereof), and to preclinical and clinical investigators and potential sublicensees where reasonably necessary or desirable for their information to the extent normal and usual in the custom of the trade and under a confidentiality agreement with provisions governing confidentiality and non-use the same as those contained herein. In addition, each Party may use and disclose Confidential Information of the other Party as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement, in connection with the performance of its obligations or exercise of its rights under this Agreement and (ii) solely with the prior written consent of such other Party, which shall not be unreasonably withheld, to the extent such disclosure is reasonably necessary in filing for, prosecuting or maintenance of Patents in accordance with this Agreement, (iii) prosecuting or defending litigation, or (iv) otherwise required by applicable Law (including filing taxes), provided, however, that if a Party is required by Law to make any such disclosure of the other Party’s Confidential Information it will, except where inappropriate or impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. Each of the Parties agrees not to disclose to any third party the terms and conditions of this Agreement without the prior approval of the other Party, except in each case under circumstances that reasonably protect the confidentiality therefor or to the extent required by applicable Law. Without limiting the foregoing, KCI may disclose the terms and conditions of this Agreement as KCI shall reasonably deem necessary to commercialize the Products. Any information and data generated by a Party in connection with the testing, development, and commercialization efforts of such Party shall be owned by such Party and deemed to be Confidential Information of such Party hereunder. NovaBay shall not publish the results of any test or comparison of the Products without the prior written authorization of KCI, not to be unreasonably withheld or conditioned. Notwithstanding the provisions of this Section 8, KCI shall have the right to make one or more press releases regarding the existence of this Agreement and the arrangement contemplated hereby and NovaBay shall have the right to make one or more press releases regarding the existence of this Agreement and the arrangement contemplated hereby subject to KCI’s written approval, such approval not to be unreasonably withheld. In the event that either Party intends to file or otherwise disclose with Agreement with the Security and Exchange Commission (or similar regulatory body in any jurisdiction), such Party shall use good faith effort to seek confidential treatment for royalty percentages set forth in this Agreement prior to such filing or other disclosure; provided that if the Security and Exchange Commission or other regulatory body rejects such treatment, then such Party shall have the right to so file or disclose this Agreement without such treatment.

9.    INDEMNIFICATION

9.1    By NovaBay. NovaBay shall indemnify and hold KCI and its directors, officers, employees, consultants, Affiliates and sublicensees (each, a “KCI Indemnitee”) harmless from and against any and all damages incurred or suffered by a KCI Indemnitee as a result of third party claims, actions or proceedings to the extent such claims are a consequence of the breach of any representation, warranty or covenant by NovaBay hereunder.

9.2    By KCI. KCI shall indemnify and hold NovaBay and its directors, officers, employees, consultants and Affiliates (each, a “NovaBay Indemnitee”) harmless from and against any and all damages incurred or suffered by a NovaBay Indemnitee as a result of third party claims, actions or proceedings to the extent such claims are a consequence of (i) the breach of any representation, warranty or covenant by KCI hereunder or (ii) any product liability claims or claims of personal injury or property damage arising from the manufacture, packaging (including labeling), use, sale, or distribution of any Products by or under the authority of KCI, in each case except for claims that arise as a result of a formulation of a Product specified in writing by NovaBay or as a result of the compliance with any written instructions, specifications, or guidelines provided by NovaBay .

9.3    Procedure. If a KCI Indemnitee or NovaBay Indemnitee (each, an “Indemnitee”) seeks indemnification under this Section 9, it shall give prompt notice of the claim to the indemnifying Party and the exclusive right to defend and settle such claim; provided that that the indemnifying Party shall not settle any such claim, action or proceeding that admits fault, wrongdoing or damages on behalf of the Indemnitee without the prior written consent of the Indemnitee, provided such consent shall not be unreasonably withheld. The Indemnitee shall reasonably cooperate with the indemnifying Party, at the indemnifying Party’s request and expense, with respect to such claims and shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party.

9.4    Insurance. Each Party shall obtain and maintain, during the term of this Agreement and for three (3) years thereafter, comprehensive general liability insurance, including products liability insurance and coverage for clinical trials, with reputable and financially secure insurance carriers, or self insurance in a form and at levels consistent with industry standards based upon such Party’s activities hereunder and indemnification obligations hereunder, with the other Party named as an additional insured, as applicable. Such liability insurance or self-insurance shall be maintained on an occurrence basis to provide such protection after expiration or termination of the policy itself or this Agreement. Each Party shall furnish to the other Party on request certificates issued by the insurance company setting forth the amount of the liability insurance (or evidence of self insurance) and a provision that the other Party hereto shall receive thirty (30) days’ written notice prior to termination or material reduction to the level of coverage.

10.    DEFAULT; TERMINATION

10.1    Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated as provided in this Section 10, shall expire on the expiration of the last royalty obligation of KCI pursuant to Section 3.4(b), at which time the license grant under Section 2.1 hereof shall become non-exclusive, fully-paid and irrevocable and shall survive such expiration. The licenses granted in Section 2.1 of this Agreement shall be exclusive during the term of this Agreement.

10.2    Termination Rights.

(a) KCI shall have the right to terminate this Agreement and its obligations hereunder, with or without cause, upon sixty (60) days written notice to NovaBay.

(b) NovaBay shall have the right to terminate the Agreement in the event that the Product launch milestone set forth in Section 3.2 has not been met within eighteen (18) months of the Effective Date of the Agreement, unless the failure to meet such launch milestone is due in whole or in part to the actions or inactions of NovaBay.

(c) Either Party may terminate this Agreement in the event the other Party materially breaches this Agreement, and such breach shall have continued for sixty (60) days after notice thereof was provided to the breaching Party by the non-breaching Party. Any such termination shall become effective at the end of such sixty (60) day period unless the breaching Party has cured any such breach prior to the expiration of the sixty (60) day period. Nonpayment of any amounts disputed in good faith under this Agreement shall not give rise to a termination right under this Section 10.2.

10.3    Post-termination/expiration. Within sixty (60) days of the expiration or termination of this Agreement for any reason, KCI shall submit all reports required by Section 4 and pay NovaBay all fees and royalties due or accrued up to and including the date of expiration or termination. Upon expiration or termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such expiration or termination; and Sections 1, 2.5 (fifth sentence), 4.1 (for the period set forth therein) 6, 8, 9, 10, 11, and 12 (except 12.2) shall survive any such expiration or termination in accordance with their respective terms. Termination does not relieve KCI of its obligations to pay any amounts specified in Section 3 that have accrued as of the date of such termination.

10.4    Effects of Certain Terminations. If KCI electively terminates this Agreement in its entirety pursuant to Section 10.2(a) or NovaBay terminates this Agreement pursuant to Section 10.2(b) or 10.2(c), then:

(a) At NovaBay’s request and expense, KCI shall promptly assign and transfer to NovaBay all regulatory filings and approvals for Products (collectively, “Regulatory Documents”) that are held or controlled by or under authority of KCI or its Affiliates or sublicensees, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under the Regulatory Documents to NovaBay. KCI shall cause each of its sublicensees to transfer any such Regulatory Documents to NovaBay if this Agreement terminates. If applicable Law prevents or delays the transfer of ownership of any Regulatory Documents to NovaBay, KCI shall grant, and does hereby grant, to NovaBay an exclusive and irrevocable right of access and reference to such Regulatory Documents, and shall cooperate fully to make the benefits of such Regulatory Documents available to NovaBay and/or its designee(s). Within sixty (60) days after notice of such termination, KCI shall provide to NovaBay copies of all such Regulatory Documents, and of all Technology Controlled by KCI pertaining to any Product, or the manufacture thereof. NovaBay shall be free to use and disclose such Regulatory Documents and Technology in connection with the exercise of its rights and licenses under this Section 10.4.

(b) At the request and expense of NovaBay, KCI agrees to use commercially reasonably efforts to cooperate with NovaBay and its designee(s) to facilitate the ability of NovaBay and/or its designee(s) to begin manufacture and sale of the Products for application in the Field. Upon request by NovaBay, KCI shall transfer to NovaBay some or all quantities of Products in its or its Affiliates’ possession (as requested by NovaBay), within thirty (30) days after the effective date of such termination; provided, however, that NovaBay shall reimburse KCI for the out-of-pocket costs that KCI actually incurred to manufacture or otherwise acquire the quantities so provided to NovaBay. If any Product was manufactured by any third party for KCI, or KCI had contracts with vendors which contracts are necessary or useful for NovaBay to take over responsibility for the Products in the Territory, then KCI shall to the extent possible and requested in writing by NovaBay, introduce NovaBay to such vendors and otherwise use commercially reasonable efforts to facilitate similar arrangements with NovaBay. If KCI or its Affiliate manufactured any Product at the time of termination, then upon NovaBay’s request and if manufacturing facilities and supply arrangements remain available to KCI, KCI (or its Affiliate) shall manufacture Product sufficient for NovaBay (or its designee’s) reasonable requirements for six (6) months, at one hundred thirty percent (130%) of the fully-burdened manufacturing cost therefor. Except with regard to the manufacturing set forth herein, nothing in this Section 10.4(b) shall require KCI to spend more than 50 man hours assisting NovaBay as provided hereunder; provided, however, that KCI may agree to spend more than such 50 man hours in its sole discretion if requested by NovaBay.

11.    REPRESENTATIONS, WARRANTIES, AND COVENANTS

11.1    Corporate Existence and Power. As of the Effective Date, each Party represents, warrants, and covenants to the other that it (a) is a duly organized entity, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and (b) has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted hereunder.

11.2    Authority and Binding Agreement. As of the Effective Date, each Party represents, warrants, and covenants to the other that it (a) has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (b) has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder, and (c) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms.

11.3    Additional NovaBay Representations and Warranties. As of the Effective Date, NovaBay represents, warrants, and covenants to KCI as follows:

(a) There are no other persons whose consent to this Agreement or whose joinder is necessary to make fully effective or non-infringing the obligations of or the practice of rights granted by NovaBay under this Agreement;

(b) NovaBay owns the entire right, title, and interest in the Licensed Patents and has full and sole power and authority to grant the rights and licenses granted in this Agreement and perform NovaBay’s duties and obligations under this Agreement. There are no other patents owned or licensable by NovaBay or its Affiliates that are necessary to practice the subject matter of the Licensed Patents as contemplated hereunder. NovaBay has not licensed, and is not obligated to license, and shall not license after the Effective Date, the Licensed Patents to any third party in the Field;

(c) To the knowledge of NovaBay, there are no pending or threatened claims, disputes, litigation or proceedings challenging NovaBay’s right, title or interest in, or use of, or otherwise related to the Licensed Patents or the Licensed Technology;

(d) Any issued Patent included or issuing from the Licensed Patents is valid and subsisting and NovaBay has not and shall not withhold any information relevant to the patentability of any patent application within the Licensed Patent from the United States Patent & Trademark Office. NovaBay has no knowledge of prior art or other information pertinent to the patentability of the Licensed Patents other than that already publicly disclosed in the prosecution of the respective patents or applications, nor of any other facts which, to the best of NovaBay’s knowledge, might have a materially adverse effect on the validity or enforceability under any applicable Laws of the claims of any of the patents or applications licensed under this Agreement;

(e) KCI’s practice of the invention claimed by the Licensed Patents in the Field will not infringe the Intellectual Property Rights of any third party. The formulation of any Product specified by NovaBay will not infringe the Intellectual Property Rights of any third party. The manufacture, use, or sale of Products in the Field will not infringe the Intellectual Property Rights of any third party. Notwithstanding the foregoing, NovaBay does not warrant: (i) that KCI’s manufacture, use, or sale of Products with other products or components will not infringe the Intellectual Property Rights of any third party solely where infringement arises from the inclusion of such other products or components; or (ii) the noninfringement of the Intellectual Property Rights of any third party where infringement would not have arisen but for the manufacture or packaging of Products in a manner that is contrary to the Authorized Manufacturing and Packaging Guidelines. "Authorized Manufacturing and Packaging Guidelines" shall mean a set of written specifications, guidelines, and instructions of NovaBay sufficient to allow KCI to manufacture and package Products in a commercially viable manner that is subject to KCI’s written approval, which shall not be unreasonably withheld. The Authorized Manufacturing and Packaging Guidelines shall refer to this Agreement and be signed by both parties. NovaBay shall provide KCI with a proposed version of such Authorized Manufacturing and Packaging Guidelines within 30 days from the Effective Date. If the Parties have not agreed on the Authorized Manufacturing and Packaging Guidelines within 120 days of the Effective Date, KCI shall have the right to terminate this Agreement upon written notice and NovaBay shall refund the Technology Access Fee set forth in Section 3.1 within 30 days of the date of such written notice.

11.4    Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS SECTION 11, KCI AND NOVABAY EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING THE PRODUCTS, LICENSED PATENTS AND LICENSED TECHNOLOGY), INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

12.    MISCELLANEOUS

12.1    Entire Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous discussions, agreements and writings in respect hereto.

12.2    Non-Competition. During the term of this Agreement, neither NovaBay nor its Affiliates shall themselves compete with (or license, assist, consult for, participate with, finance, or lend their name or reputation to any third party competing with) KCI or its subsidiaries in the Field in the Territory, in each case specifically respecting the commercialization of any formulation containing hypochlorous acid as an ingredient except as an incidental by-product. Any agreement entered into by NovaBay after the Effective Date with any third party regarding the commercialization of a formulation containing hypochlorous acid shall expressly restrict any marketing, sale, distribution, or use of such formulation in the Field. During the term of this Agreement, KCI shall not develop, commercialize or license (itself or through any third party) any formulation containing hypochlorous acid as its principal active ingredient in the Field in the Territory other than the Products pursuant to this Agreement.

12.3    Amendment and Waiver. This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the Parties or, in the case of a waiver, by the Party waiving compliance. Neither the failure of a Party at any time or times to require performance of any provision hereof nor the waiver by a Party of any condition shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

12.4    Notices. All payments, notices, reports and/or other communications to be given by one Party to the other shall be in writing and shall be sufficiently made or given if mailed via certified mail with the US Postal Service, postage prepaid (such mailed notice to be effective on the date of sending), or by Federal Express (such notice sent by Federal Express to be effective as of the date when it is deposited with such courier) or transmitted by facsimile (receipt verified), to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by notice to the other Party

•	for KCI at: KCI International VOF GP, c/o KCI USA, Inc., 8023 Vantage Drive, San Antonio, Texas 78230, Attention: Legal Department; Fax: (210) 255-6969;

•	for NovaBay at: NovaBay Pharmaceuticals, Inc., 5980 Horton Street, Suite 550, Emeryville, California 94608, Attention: President; Fax: (415) 329-2034 and

•	copy to: Wilson Sonsini Goodrich & Rosati Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304-1050, Attention: Ian B. Edvalson; Fax: (650) 493-6811.

12.5    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal substantive Laws of New York, without giving effect to any choice or conflicts of laws rule or provision that would result in the application of the substantive law of any other jurisdiction.

12.6    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that neither Party may assign any of its rights, duties or obligations hereunder without the prior written consent of the other Party, except that no prior written consent shall be required in the event that: (i) either Party assigns this Agreement to an Affiliate (except that the original entity shall remain responsible for the performance of such Affiliate); (ii) substantially all of the outstanding shares of such Party or its assets related to the subject matter of this Agreement are acquired by a third party; or (iii) such Party merges with a third party and in each such event the assignee agrees in writing to be bound by the terms and conditions of this Agreement. Any attempted assignment not in compliance with this Section 12.6 shall be of no force or effect.

12.7    Dispute Resolution. Other than with respect to the right of a Party to seek immediate injunctive relief or to seek a court’s determination as to the validity or scope of any claim of a Licensed Patent, any dispute between the Parties arising out of this Agreement or the performance of any of the Parties under this Agreement shall be resolved by binding arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) in accordance with the applicable JAMS rules by a single arbitrator. If the Parties are unable to agree on an arbitrator, the arbitrator shall be selected by JAMS. The costs of such arbitration shall be shared equally by the Parties, and each Party shall bear its own expenses in connection with the arbitration. The parties shall use good faith efforts to complete arbitration under this Section 12.7 within sixty (60) days following the initiation of such arbitration. The arbitrator shall establish reasonable additional procedures to facilitate and complete such arbitration within such sixty (60) day period.

12.8    Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction, or are deemed unenforceable under then current applicable Law from time to time in effect during the term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby. It is further the intention of the Parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the Parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

12.9    Independent Contractors. Each Party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and between NovaBay and KCI do not constitute a partnership, joint venture, franchise, agency or contract of employment. Neither Party is granted, and neither Party shall exercise, the right or authority to assume or create any obligation or responsibility on behalf of or in the name of the other Party or its Affiliates.

12.10    Interpretation. Captions of the sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the meaning or construction of the terms and conditions hereof.

12.11    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

(The remainder of this page intentionally left blank. Signature Page follows.)

The Parties have duly executed this Agreement as of the Effective Date.

KCI INTERNATIONAL VOF GP

By: EUROPEAN MEDICAL DISTRIBUTORS, L.P., its General Partner

By: KCI INTERNATIONAL HOLDINGS, LLC, its General Partner

By:	/s/ MARTIN J. LANDON
Martin J. Landon, Vice President

NOVABAY PHARMACEUTICALS, INC.

Signature:	/s/ RAMIN NAJAFI, PH.D.

Date:	June 14, 2007